Exhibit 99.1

Real Alloy

(Carve-Out of Certain Operations of Aleris Corporation)

December 31, 2014

i

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Real Industry, Inc.

We have audited the accompanying combined and consolidated balance sheets of Real Alloy (formerly known as Global Recycling and Specification Alloys) (Carve-Out of Certain Operations of Aleris Corporation) as of December 31, 2014 and 2013, and the related combined and consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of Real Alloy (formerly known as Global Recycling and Specification Alloys) (Carve-Out of Certain Operations of Aleris Corporation) at December 31, 2014 and 2013, and the combined and consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

June 29, 2015

REAL ALLOY

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$7.1	$7.6
Accounts receivable (net of allowance of $0.4 at December 31, 2014 and 2013)	113.6	135.6
Inventories	178.5	143.6
Deferred income taxes	3.2	2.0
Prepaid expenses and other current assets	7.5	7.7
Total Current Assets	309.9	296.5
Property, plant and equipment, net	193.2	191.0
Deferred income taxes	18.1	8.4
Other long-term assets	0.8	0.9
Total Assets	$522.0	$496.8
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$117.1	$117.9
Toll liability	10.1	27.0
Accrued liabilities	25.8	20.8
Deferred income taxes	2.8	0.8
Total Current Liabilities	155.8	166.5
Deferred income taxes	6.4	8.9
Accrued pension benefits	45.5	36.9
Environmental liabilities	18.6	18.5
Other long-term liabilities	11.4	10.3
Total Long-Term Liabilities	81.9	74.6
Parent Company Equity
Net Parent company investment	307.5	258.0
Accumulated other comprehensive loss	(23.8)	(2.6)
Total Parent Company Equity	283.7	255.4
Noncontrolling interest	0.6	0.3
Total Equity	284.3	255.7
Total Liabilities and Equity	$522.0	$496.8

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

REAL ALLOY

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	For the years ended December 31,
	2014	2013	2012
Revenues from external customers	$1,480.4	$1,464.7	$1,511.0
Revenues from related parties	40.9	34.8	38.4
Total revenues	1,521.3	1,499.5	1,549.4
Cost of sales	1,430.6	1,417.3	1,447.9
Gross profit	90.7	82.2	101.5
Selling, general and administrative expenses	54.1	51.9	55.8
Losses on derivative financial instruments	0.4	0.7	3.1
Other expense, net	4.9	5.3	3.0
Income before income taxes	31.3	24.3	39.6
Provision for income taxes	1.1	4.3	11.9
Net income	30.2	20.0	27.7
Net income attributable to noncontrolling interest	0.9	1.0	1.3
Net income attributable to Parent	$29.3	$19.0	$26.4

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

REAL ALLOY

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	For the years ended December 31,
	2014	2013	2012
Net income	$30.2	$20.0	$27.7
Other comprehensive income (loss), before tax:
Currency translation adjustments	(11.2)	1.1	2.1
Pension liability adjustments	(13.3)	2.6	(7.7)
Other comprehensive income (loss), before tax	(24.5)	3.7	(5.6)
Income tax expense (benefit) related to items of other comprehensive income	(3.3)	0.8	(2.5)
Other comprehensive income (loss), net of tax	(21.2)	2.9	(3.1)
Comprehensive income	9.0	22.9	24.6
Comprehensive income attributable to noncontrolling interest	0.9	1.0	1.3
Comprehensive income attributable to Parent	$8.1	$21.9	$23.3

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

REAL ALLOY

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the years ended December 31,
	2014	2013	2012
Operating activities
Net income	$30.2	$20.0	$27.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25.6	21.6	15.8
(Benefit from) provision for deferred income taxes	(10.9)	(1.6)	5.1
Unrealized losses (gains) on derivative financial instruments	2.6	(0.8)	(1.5)
Other	2.5	1.2	0.1
Changes in operating assets and liabilities:
Change in accounts receivable	13.6	9.8	16.5
Change in inventories	(42.6)	(5.2)	(3.9)
Change in other assets	(3.8)	0.2	(0.6)
Change in accounts payable	2.2	4.3	15.6
Change in accrued liabilities	(5.3)	9.4	(11.5)
Net cash provided by operating activities	14.1	58.9	63.3
Investing activities
Payments for property, plant and equipment	(31.9)	(37.4)	(55.7)
Proceeds from the sale of property, plant and equipment	—	0.9	—
Other	(0.5)	0.1	(0.4)
Net cash used by investing activities	(32.4)	(36.4)	(56.1)
Financing activities
Net transfers from (to) Parent	20.2	(22.9)	(8.1)
Distributions to noncontrolling interest	(0.6)	(0.9)	(0.9)
Other	(1.5)	(0.2)	(0.2)
Net cash provided by (used by) financing activities	18.1	(24.0)	(9.2)
Effect of exchange rate differences on cash and cash equivalents	(0.3)	(0.1)	0.2
Net decrease in cash and cash equivalents	(0.5)	(1.6)	(1.8)
Cash and cash equivalents at beginning of period	7.6	9.2	11.0
Cash and cash equivalents at end of period	$7.1	$7.6	$9.2

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

REAL ALLOY

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions)

	Net Parent Company Investment	Accumulated Other Comprehensive Loss	Total Parent Company Equity	Noncontrolling Interest	Total Equity
Balance at January 1, 2012	$243.6	$(2.4)	$241.2	$(0.2)	$241.0
Net income	26.4	—	26.4	1.3	27.7
Other comprehensive loss	—	(3.1)	(3.1)	—	(3.1)
Distributions to noncontrolling interest	—	—	—	(0.9)	(0.9)
Net transfers to Parent	(8.1)	—	(8.1)	—	(8.1)
Balance at December 31, 2012	261.9	(5.5)	256.4	0.2	256.6
Net income	19.0	—	19.0	1.0	20.0
Other comprehensive income	—	2.9	2.9	—	2.9
Distributions to noncontrolling interest	—	—	—	(0.9)	(0.9)
Net transfers to Parent	(22.9)	—	(22.9)	—	(22.9)
Balance at December 31, 2013	258.0	(2.6)	255.4	0.3	255.7
Net income	29.3	—	29.3	0.9	30.2
Other comprehensive loss	—	(21.2)	(21.2)	—	(21.2)
Distributions to noncontrolling interest	—	—	—	(0.6)	(0.6)
Net transfers from Parent	20.2	—	20.2	—	20.2
Balance at December 31, 2014	$307.5	$(23.8)	$283.7	$0.6	$284.3

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

REAL ALLOY

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except per share data)

1.	BASIS OF PRESENTATION

Nature of Operations

The accompanying combined and consolidated financial statements include the historical accounts of the Real Alloy business (the “Business” and formerly the Global Recycling and Specification Alloys business) of Aleris Corporation (“Aleris” or the “Parent”) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014. The Business’s operations include aluminum processing and recycling activities as well as specification alloy manufacturing and are comprised of two geographic operating segments located in North America and Europe. On February 27, 2015, the Business was acquired by Real Industry, Inc. (“Real Industry”), formerly known as Signature Group Holdings, Inc. See Note 16, “Subsequent Events” for additional information regarding the sale of the Business to Real Industry.

The Real Alloy North America (“RANA”) segment includes aluminum melting, processing, recycling, and alloying activities.  It consists of eighteen facilities located in the United States, Canada and Mexico. This segment’s operations convert aluminum scrap and dross (a by-product of melting aluminum) and combine these materials with other alloying agents, hardeners, or other additives, as needed, to produce recycled aluminum alloys with chemical compositions and specific properties, including increased strength, formability and wear resistance, as specified by customers for their particular applications.  RANA services customers serving end-uses related to automotive, consumer packaging, construction, transportation and steel.

The Real Alloy Europe (“RAEU”) segment’s operations primarily convert aluminum scrap, dross and other alloying agents as needed and deliver the recycled metal in ingot or molten form to our customers from six facilities located in Germany, Norway and Wales. RAEU supplies the European automobile industry and other aluminum producers and manufacturers serving other European aluminum industries.

A significant percentage of the Business’s volume is sold through tolling arrangements, in which customer-owned scrap and dross is converted and the recycled metal is returned in ingot or molten form to customers for a fee. Certain of these arrangements permit the Business to utilize the scrap provided by commingling with purchased scrap. In such situations, the Business takes ownership of the metal and records a liability for the metal value to be returned to the customer. The value of these obligations is classified as “Toll liability” in the Combined and Consolidated Balance Sheet.

Basis of Presentation

The combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) from the consolidated financial statements and accounting records of Aleris using the historical results of operations and historical cost basis of the assets and liabilities of Aleris that comprise the Business. These financial statements have been prepared solely to demonstrate the historical results of operations, financial position and cash flows of the Business for the indicated periods under the management and ownership of Aleris and do not reflect the acquisition of the Business by Real Industry.

The combined and consolidated financial statements include the assets, liabilities, revenues and expenses that are specifically identifiable to the Business. In addition, certain costs incurred by the Parent through December 31, 2014 have been allocated to the Business, derived from multiple levels of the Aleris organization reflecting shared corporate and other management expenses. Through February 27, 2015, the Business’s operations were dependent upon Aleris and its subsidiaries’ ability to perform certain services and support functions. The costs associated with these services and support functions have been allocated to the Business using the most meaningful allocation methodologies, based primarily on the proportionate revenue, cost of sales, assets or headcount of the Business compared to Aleris and/or its subsidiaries. These allocated costs primarily relate to corporate administrative expenses, employee related costs, including stock-based compensation and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing, credit and collections, treasury, internal audit, purchasing, and other corporate and infrastructure services. Certain costs incurred by Aleris related to its bankruptcy reorganization and emergence from bankruptcy in 2010 have not been allocated to the Business. Income taxes have been accounted for in these financial statements as described in Note 2, “Summary of Significant Accounting Policies” and Note 8, “Income Taxes.”

Through February 27, 2015, the Business used Aleris’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, substantially all cash received by the Business was deposited in and commingled with Aleris’s general corporate funds and was not specifically allocated to the Business.

All significant intercompany transactions between the Business and the Parent have been included in these combined and consolidated financial statements and are considered to be effectively settled for cash at the time the transaction was recorded. The total net settlement of these intercompany transactions is reflected in the Combined and Consolidated Balance Sheet as “Net Parent company investment.” The “Net Parent company investment” represents the cumulative net investment by Aleris in the Business through December 31, 2014, inclusive of cumulative operating results.

Management believes the assumptions and allocations underlying the combined and consolidated financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Aleris to be a reasonable reflection of the use of services provided to or the benefit received by the Business during the periods presented relative to the total costs incurred by Aleris. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of Aleris or had the Business been acquired by Real Industry on a date prior to February 27, 2015. Consequently, future results of operations of the Business will include costs and expenses that may be materially different than the Business’s historical results of operations, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of the Business’s future results of operations, financial position or cash flows.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates

The combined and consolidated financial statements are prepared in conformity with GAAP and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are inherent in the valuations of derivatives, property, plant and equipment, pension benefit obligations, workers’ compensation, medical and environmental liabilities, reserves for uncertain tax positions, allowances for uncollectible accounts receivable, and the allocation of costs from Aleris for corporate managerial and administration services.

Principles of Combination and Consolidation

The accompanying combined and consolidated financial statements include the accounts of the operations comprising the Business on a combined and consolidated basis. Intercompany balances and transactions with other combined and consolidated entities have been eliminated. Intragroup transactions with Aleris entities are shown separately in the combined and consolidated financial statements and are further discussed in Note 15, “Related Party Transactions.”

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” (codified in ASC 605). This typically occurs when the goods reach their destination. For customer-owned toll material, revenue is recognized upon the performance of the tolling services for customers. For material that is consigned to customers, revenue is not recognized until the product is used by the customer. Shipping and handling costs are included within “Cost of sales” in the Combined and Consolidated Statements of Operations.

Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Accounts Receivable Allowances and Credit Risk

The Business extends credit to its customers based on an evaluation of their financial condition; generally, collateral is not required. The Business maintains an allowance against its accounts receivable for the estimated probable losses on uncollectible accounts and sales returns and allowances. The valuation reserve is based upon its historical loss experience, current economic conditions within the industries it serves as well as the Business’s determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt, or, if later, as proscribed by statutory regulations. The movement of the accounts receivable allowances is as follows:

	For the years ended December 31,
	2014	2013	2012
Balance at beginning of the period	$0.4	$0.4	$1.5
Expenses for uncollectible accounts, sales returns and allowances, net of recoveries	2.5	2.1	1.1
Receivables written off against the valuation reserve	(2.5)	(2.1)	(2.2)
Balance at end of the period	$0.4	$0.4	$0.4

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various industry segments comprising the Business’s customer base.

Inventories

The Business’s inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost or specific identification method and includes material, labor and overhead related to the manufacturing process.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of asset impairments. The cost of property, plant and equipment acquired in business combinations represents the fair value of the acquired assets at the time of acquisition.

The fair value of asset retirement obligations are capitalized to the related long-lived asset at the time the obligation is incurred and is depreciated over the remaining useful life of the related asset.

Major renewals and improvements that extend an asset’s useful life are capitalized to property, plant and equipment. Major repair and maintenance projects are expensed over periods not exceeding 18 months while normal maintenance and repairs are expensed as incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5 - 33 years
Production equipment and machinery	2 - 25 years
Office furniture, equipment and other	3 - 10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

Impairment of Property, Plant and Equipment

The Business reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount may not be recoverable. Once an impairment indicator has been identified, the asset impairment test is a two-step process. The first step consists of determining whether the sum of the estimated undiscounted future cash flows attributable to the specific asset group being tested is less than its carrying value. Estimated future cash flows used to test for recoverability include only the future cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of the relevant asset group. If the carrying value of the asset group exceeds the future undiscounted cash flows expected from the asset group, a second step is performed to compute the extent of the impairment. Impairment charges are determined as the amount by which the carrying value of the asset group exceeds the estimated fair value of the asset group.

As outlined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), the fair value measurement of the Business’s long-lived assets assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the Business is different. The highest and best use of an asset establishes the valuation premise. The valuation premise is used to measure the fair value of an asset. ASC 820-10-35-10 states that the valuation premise of an asset is either of the following:

•

In-use: The highest and best use of the asset is in-use if the asset would provide maximum value to market participants principally through its use in combination with other assets as a group (as installed or otherwise configured for use).

•	In-exchange: The highest and best use of the asset is in-exchange if the asset would provide maximum value to market participants principally on a stand-alone basis.

Once a premise is selected, the approaches considered in the estimation of the fair values of the Business’s long-lived assets tested for impairment, which represent level 3 measurements within the fair value hierarchy, include the income, sales comparison and cost approaches.

During 2014, 2013 and 2012, no indicators of impairment were identified in accordance with ASC 360, “Property, Plant, and Equipment.”

Stock-Based Compensation

Aleris recognizes compensation expense for stock options, restricted stock units and restricted shares under the provisions of ASC 718, “Compensation—Stock Compensation,” using the non-substantive vesting period approach, in which the expense (net of estimated forfeitures) is recognized ratably over the requisite service period based on the grant date fair value. The fair value of each new stock option was estimated by Aleris management on the date of grant using a Black-Scholes model and estimates for the average risk-free interest rate, dividend yield, volatility, annual forfeiture rate, and exercise behavior. The fair value of restricted stock units and restricted shares were estimated by Aleris management based on the estimated fair value of Aleris’s common stock on the date of grant.

Total stock-based compensation expense allocated from the Parent included in “Selling, general and administrative expenses” in the Combined and Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012 was $3.9, $4.8 and $4.2, respectively.

Derivatives and Hedging

The Business is engaged in activities that expose it to various market risks, including changes in the prices of aluminum alloys, scrap aluminum, copper, zinc and natural gas, as well as changes in currency exchange rates. Certain of these financial exposures are managed as an integral part of its risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. Through February 27, 2015, the Parent, through its wholly-owned subsidiary, Aleris RM, Inc., entered into forward contracts with the Business to manage the exposure to market risk. Aleris RM, Inc. also entered into third party forward contracts. The fair value of these instruments is reflected in the Combined and Consolidated Balance Sheet and the impact of these instruments is reflected in the Combined and Consolidated Statements of Operations. Neither the Parent nor the Business hold or issue derivative financial instruments for trading purposes.

The fair values of the Business’s derivative financial instruments are recognized as assets or liabilities at the balance sheet date. Fair values for its metal and natural gas derivative instruments are determined based on the differences between contractual and forward rates of identical hedge positions as of the balance sheet date. In accordance with the requirements of ASC 820, the Business has included an estimate of the risk associated with non-performance by either the Business or its counterparty, Aleris RM Inc., in developing these fair values. See Note 7, “Derivatives,” for additional information.

The Business does not account for its derivative financial instruments as hedges. The changes in fair value of derivative financial instruments that are not accounted for as hedges and the associated gains and losses realized upon settlement are recorded in “Losses on derivative financial instruments” in the Combined and Consolidated Statements of Operations. All realized gains and losses are included within “Net cash provided by operating activities” in the Combined and Consolidated Statements of Cash Flows.

Currency Translation

Certain of the Business’s international subsidiaries use the local currency as their functional currency. The Business translates substantially all of the amounts included in its Combined and Consolidated Statements of Operations from its international subsidiaries into U.S. dollars at average monthly exchange rates, which the Business believes are representative of the actual exchange rates on the dates of the transactions. Adjustments resulting from the translation of the assets and liabilities into U.S. dollars at the balance sheet date exchange rates are reflected as a separate component of Parent company equity. Currency translation adjustments accumulate in Parent company equity until the disposition or liquidation of the international entities. Currency transactional gains and losses associated with receivables and payables denominated in currencies other than the functional currency are included within “Other expense, net” in the Combined and Consolidated Statements of Operations. The translation of accounts receivables and payables denominated in currencies other than the functional currencies resulted in transactional losses of $0.6, $0.9 and zero for the years ended December 31, 2014, 2013 and 2012, respectively.

Income Taxes

The provision for income taxes, as presented herein, is calculated as if the Business completed a separate tax return apart from the Parent, although the Business was included in the Parent’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. The Business accounts for income taxes using the asset and liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, the Business uses judgment in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance. Separate income tax returns were not prepared for many entities. For such entities, carve-out income taxes currently payable are deemed to have been remitted to the Parent in the period the liability arose and additional carve-out income taxes currently receivable are deemed to have been received from the Parent in the period that a refund could have been recognized by the Business had the Business been a separate taxpayer.

Tax benefits from uncertain tax positions are recognized in the financial statements when it is more likely than not that the position is sustainable, based solely on its technical merits and considerations of the relevant taxing authority, widely understood practices and precedents. The Business recognizes interest and penalties related to uncertain tax positions within “Provision for income taxes” in the Combined and Consolidated Statements of Operations.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Obligations are recorded when their occurrence is probable and the associated costs can be reasonably estimated in accordance with ASC 410-30, “Environmental Obligations.” While the Business’s accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. The Business’s existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures is not fixed or reliably determinable.

Asset retirement obligations represent obligations associated with the retirement of tangible long-lived assets. The Business’s asset retirement obligations relate primarily to the requirement to cap its three landfills, as well as costs related to the future removal of asbestos and costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of ASC 410-20, “Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. These fair values are based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset.

New Accounting Pronouncement

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU No. 2014-09”), which was the result of a joint project by the FASB and International Accounting Standards Board to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The issuance of a comprehensive and converged standard on revenue recognition is expected to enable financial statement users to better understand and consistently analyze an entity’s revenue across industries, transactions and geographies. The standard will require additional disclosures to help financial statement users better understand the nature, amount, timing, and potential uncertainty of the revenue that is recognized. ASU No. 2014-09 will be effective for the Business on January 1, 2017, and will require either retrospective application to each prior reporting period presented or retrospective application with the cumulative effect of initially applying the standard recognized at the date of adoption. Management is currently evaluating the impact the application of ASU No. 2014-09 will have on the Business’s financial statements and disclosures.

3.	INVENTORIES

The components of the Business’s inventories as of December 31, 2014 and 2013 are as follows:

	December 31,
	2014	2013
Finished goods	$58.5	$42.9
Raw materials	102.6	87.0
Work in process	7.6	5.3
Supplies	9.8	8.4
Total	$178.5	$143.6

4.	PROPERTY, PLANT AND EQUIPMENT

The components of the Business’s property, plant and equipment are as follows:

	December 31,
	2014	2013
Land	$57.3	$58.8
Buildings and improvements	38.8	35.5
Production equipment and machinery	150.5	131.8
Office furniture and computer equipment	8.1	6.8
Construction work-in-progress	11.7	9.3
Property, plant and equipment	266.4	242.2
Accumulated depreciation	(73.2)	(51.2)
Property, plant and equipment, net	$193.2	$191.0

Capital lease assets totaled $4.9 and $2.5 at December 31, 2014 and 2013, respectively. Accumulated amortization for capital lease assets totaled $1.3 and $0.1 at December 31, 2014 and 2013, respectively.

The Business’s depreciation expense, including amortization of capital lease assets, and repair and maintenance expense, was as follows:

	For the years ended December 31,
	2014	2013	2012
Depreciation expense included in cost of sales	$25.2	$21.3	$15.6
Depreciation expense included in SG&A	0.4	0.2	0.2
Repair and maintenance expense	44.5	40.0	41.4

Additionally, selling, general and administrative expenses allocated from the Parent include depreciation expense incurred by Aleris and its subsidiaries related to the service and support functions provided to the Business, which are not included in the table above. See Note 15, “Related Party Transactions,” for additional information.

5.	ACCRUED LIABILITIES

Accrued liabilities at December 31, 2014 and 2013 consisted of the following:

	December 31,
	2014	2013
Employee-related costs	$11.3	$8.7
Accrued taxes	1.8	1.7
Environmental liabilities	3.7	2.7
Asset retirement obligations	1.2	1.3
Derivative liabilities	2.5	—
Capital leases	1.4	1.0
Other liabilities	3.9	5.4
Total accrued liabilities	$25.8	$20.8

6.	ASSET RETIREMENT OBLIGATIONS

The Business’s asset retirement obligations consist of legal obligations associated with the closure of its active landfills, as well as costs to remove asbestos and underground storage tanks and other legal or contractual obligations associated with the ultimate closure of its manufacturing facilities.

The changes in the carrying amount of asset retirement obligations for the years ended December 31, 2014, 2013 and 2012 are as follows:

	For the years ended December 31,
	2014	2013	2012
Balance at the beginning of the period	$8.1	$11.0	$10.2
Revisions and liabilities incurred	0.5	(0.3)	2.1
Accretion expense	0.2	0.4	0.4
Payments	(0.6)	(3.0)	(1.7)
Balance at the end of the period	$8.2	$8.1	$11.0

Of those totals, $1.2 has been classified as “Accrued liabilities” in the Combined and Consolidated Balance Sheet as of December 31, 2014, with the remaining portion classified as “Other long-term liabilities.”

7.	DERIVATIVES

Through February 27, 2015, the Business used forward contracts and options, entered into with Aleris RM, Inc., as well as contractual price escalators, to reduce the risks associated with its metal and natural gas exposures. The Business entered into a master netting arrangement with Aleris RM, Inc. and has presented the net derivative position in the Combined and Consolidated Balance Sheet. The amounts shown in the table below represent the gross amounts of recognized assets and liabilities, the amounts offset in the Combined and Consolidated Balance Sheet and the net amounts of assets and liabilities presented therein. As of December 31, 2014 and 2013, there were no amounts subject to an enforceable master netting arrangement or similar agreement that have not been offset in the Combined and Consolidated Balance Sheet.

The fair value of the Business’s derivative financial instruments at December 31, 2014 and 2013 are recorded on the Combined and Consolidated Balance Sheet as follows:

	Fair Value of Derivatives as of
	December 31, 2014		December 31, 2013
Derivatives by Type	Asset	Liability	Asset	Liability
Metal	$1.7	$(2.5)	$0.6	$(0.4)
Natural gas	—	(1.4)	0.2	—
Total	1.7	(3.9)	0.8	(0.4)
Effect of counterparty netting	(1.4)	1.4	(0.4)	0.4
Net derivatives as classified in the balance sheet	$0.3	$(2.5)	$0.4	$—

The fair value of the Business’s derivative financial instruments at December 31, 2014 and 2013 are recorded in the Combined and Consolidated Balance Sheet as follows:

		December 31,
	Balance Sheet Location	2014	2013
Asset Derivatives:
Metal	Prepaid expenses and other current assets	$0.3	$0.2
Natural gas	Prepaid expenses and other current assets	—	0.2
Total		$0.3	$0.4
Liability Derivatives:
Metal	Accrued liabilities	$1.1	$—
Natural gas	Accrued liabilities	1.4	—
Total		$2.5	$—

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

The Business endeavors to use the best available information in measuring fair value. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables set forth the Business’s financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2014 and 2013 and the level in the fair value hierarchy:

		Fair Value Measurements at December 31, 2014 Using:
	Total Carrying Value in the Combined and Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$1.7	$—	$1.7	$—
Derivative liabilities	(3.9)	—	(3.9)	—
Net derivative liabilities	$(2.2)	$—	$(2.2)	$—

		Fair Value Measurements at December 31, 2013 Using:
	Total Carrying Value in the Combined and Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$0.8	$—	$0.8	$—
Derivative liabilities	(0.4)	—	(0.4)	—
Net derivative assets	$0.4	$—	$0.4	$—

Both realized and unrealized gains and losses on derivative financial instruments are included within “Losses on derivative financial instruments” in the Combined and Consolidated Statements of Operations. Realized gains and losses on derivative financial instruments totaled the following during the years ended December 31, 2014, 2013 and 2012:

	Realized gains (losses) on derivative financial instruments for the years ended December 31,
	2014	2013	2012
Metal	$1.8	$(1.3)	$(2.1)
Natural gas	0.4	(0.2)	(2.5)

Metal Hedging

The Business maintains a significant amount of inventory on-hand to meet anticipated and unpriced future sales. On occasion, in order to preserve the value of this inventory, the Business will sell future contracts at the current metal value. The on-hand metal will subsequently be physically delivered to the broker to settle the future contract, or another future will be purchased at the time the metal is delivered to a customer. As of December 31, 2014 and 2013, the Business had 20.0 thousand metric tons and 10.7 thousand metric tons of metal buy contracts, respectively. As of December 31, 2014 and 2013, the Business had 28.2 thousand metric tons and 17.0 thousand metric tons of metal sell forward contracts, respectively.

Natural Gas Hedging

To manage the price exposure for natural gas purchases, the future price of a portion of the natural gas requirements is fixed by entering into financial hedge agreements. Under these swap agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. Natural gas cost can also be managed through the use of cost escalators included in some long-term supply contracts with customers, which limits exposure to natural gas price risk. As of December 31, 2014 and 2013, the Business had 1.4 trillion and 0.3 trillion of British thermal unit forward sell contracts, respectively.

8.	INCOME TAXES

As previously discussed in Note 2, “Summary of Significant Accounting Policies,” although the Business was historically included in consolidated federal, state and non-U.S. income tax returns of the Parent and its subsidiaries, the Business’s income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the Parent’s Audited Consolidated Financial Statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards that were actually reflected in the Parent’s consolidated financial statements may or may not exist at the stand-alone level for the Business. Similarly, certain tax attributes of the Business, such as the domestic production deduction, may or may not have been reflected in the Parent’s consolidated financial statements.

Income before income taxes was as follows for the years ended December 31, 2014, 2013 and 2012:

	For the years ended December 31,
	2014	2013	2012
U.S.	$17.2	$11.4	$18.7
International	14.1	12.9	20.9
Total	$31.3	$24.3	$39.6

The provision for income taxes was as follows for the years ended December 31, 2014, 2013 and 2012:

	For the years ended December 31,
	2014	2013	2012
Current:
Federal	$9.8	$2.7	$2.8
State	1.1	0.5	0.9
International	1.1	2.7	3.1
Current income tax expense	12.0	5.9	6.8
Deferred:
Federal	(4.7)	0.6	3.3
State	(0.6)	0.1	0.2
International	(5.6)	(2.3)	1.6
Deferred income tax (benefit) expense	(10.9)	(1.6)	5.1
Provision for income taxes	$1.1	$4.3	$11.9

The income tax expense, computed by applying the federal statutory tax rate to the income before income taxes, differed from the provision for income taxes as follows:

	For the years ended December 31,
	2014	2013	2012
Income tax expense at the federal statutory rate	$11.0	$8.5	$13.9
Foreign income tax rate differential and permanent differences, net	(1.3)	(1.0)	(1.7)
State income taxes, net	0.4	(0.2)	(0.9)
Permanent differences, net	(0.7)	(0.4)	(0.7)
Change in uncertain tax position	—	—	(0.5)
Change in valuation allowance	(8.2)	(2.7)	1.1
Income tax rate changes	—	0.2	0.1
Other, net	(0.1)	(0.1)	0.6
Provision for income taxes	$1.1	$4.3	$11.9

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Business’s deferred tax liabilities and assets are as follows:

	December 31,
	2014	2013
Deferred Tax Liabilities
Property, plant and equipment	$13.1	$14.0
Other	2.8	1.4
Total deferred tax liabilities	15.9	15.4
Deferred Tax Assets
Net operating loss carryforwards	13.5	14.3
Property, plant and equipment	4.9	7.5
Accrued pension benefits	7.6	4.4
Tax credit carryforwards	2.7	2.8
Environmental liabilities	2.1	1.7
Expenses not currently deductible	3.5	1.5
Other	2.2	2.0
Deferred tax assets before valuation allowance	36.5	34.2
Valuation allowance	(8.6)	(18.1)
Total deferred tax assets	27.9	16.1
Net deferred tax assets	$12.0	$0.7

At December 31, 2014 and 2013, the Business had valuation allowances of $8.6 and $18.1, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total December 31, 2014 and 2013 valuation allowances, $5.9 and $15.4, respectively, relate primarily to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions, and $2.7 and $2.7 relate primarily to the state tax credits, respectively. The net decrease in the valuation allowance is primarily attributable to reversals of valuation allowances against deferred tax assets in non-U.S. tax jurisdictions. The valuation allowances were reversed as it is more likely than not that the deferred tax assets will be realized.

The following table summarizes the change in the valuation allowance:

	For the years ended December 31,
	2014	2013	2012
Balance at beginning of the period	$18.1	$22.1	$20.3
(Reversals) additions recorded in the provision for income taxes	(8.2)	(2.5)	1.1
Currency translation	(1.3)	(1.5)	0.7
Balance at end of the period	$8.6	$18.1	$22.1

At December 31, 2014, the Business had approximately $56.5 of unused net operating loss carryforwards associated with non-U.S. tax jurisdictions, of which $26.0 can be carried forward indefinitely. The remaining net operating loss carryforwards may be carried forward 20 years. The tax benefits associated with state net operating loss carryforwards at December 31, 2014 were $0.1.

At December 31, 2014 and 2013, the Business had $4.2 and $4.3, respectively of unused state tax credit carryforwards for most of which a full valuation allowance has been provided.

The U.S. operations included in these Combined and Consolidated Financial Statements do not have direct or indirect ownership of the non-U.S. operations and therefore no U.S. income taxes or non-U.S. withholding taxes have been provided for the earnings of the non-U.S. operations.

The Parent and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions.

The following table summarizes the change in uncertain tax positions:

	For the years ended December 31,
	2014	2013	2012
Balance at beginning of the period	$—	$—	$0.5
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	—	—	(0.5)
Settlements	—	—	—
Balance at end of period	$—	$—	$—

If necessary, the Business recognizes interest and penalties related to uncertain tax positions within the “Provision for income taxes” in the Combined and Consolidated Statements of Operations.

With few exceptions, the 2010 through 2014 tax years remain open to examination. An examination by a non-U.S. taxing jurisdiction of the Parent’s subsidiary’s tax returns for tax years ended December 31, 2012, 2011, 2010 and 2009 is ongoing.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Business leases various types of equipment and property, primarily office space at various locations and the equipment utilized in its operations. The future minimum lease payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2014, are as follows:

	2015	2016	2017	2018	2019	Thereafter
Operating leases	$2.7	$2.2	$1.9	$0.5	$0.1	$0.1

Rental expense for the years ended December 31, 2014, 2013 and 2012 was $5.3, $6.1 and $6.3, respectively. Additionally, selling, general and administrative expenses allocated from the Parent include rent expense incurred by Aleris and its subsidiaries related to the service and support functions provided to the Business which are not included in the amounts previously discussed. See Note 15, “Related Party Transactions,” for additional information.

Capital Leases

The Business leases various types of equipment and property under capital leases. The future minimum lease payments required under capital leases that have terms in excess of one year as of December 31, 2014, are as follows:

	2015	2016	2017	2018
Capital leases	$1.4	$1.9	$0.7	$0.1

Capital lease obligations are recorded on the Combined and Consolidated Balance Sheet as follows:

	December 31,
Balance Sheet Location	2014	2013
Accrued liabilities	$1.4	$1.0
Other long-term liabilities	2.7	1.9
	$4.1	$2.9

Purchase Obligations

The Business’s non-cancellable purchase obligations are principally for the purchase of natural gas and services related to waste removal. The Business’s purchase obligations are long-term agreements to purchase services that are enforceable and legally binding on the Business that specify all significant terms, including fixed or minimum services to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. As a result of the variability in the pricing of the Business’s purchase obligations, actual amounts paid may vary from the amounts shown below. As of December 31, 2014, amounts due under long-term non-cancellable purchase obligations are as follows:

2015
Purchase obligations	$0.7

Amounts purchased under long-term purchase obligations during the years ended December 31, 2014, 2013 and 2012 approximated the amounts projected above.

Employees

Certain of the Business’s U.S. employees and substantially all of the Business’s non-U.S. employees are covered by collective bargaining agreements.

Environmental Proceedings

The Business’s operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including the Business, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, the Business may be required, from time to time, to take environmental control measures at some of its facilities to meet future requirements.

The Business is under orders to perform environmental remediation by agencies in two states and one non-U.S. country.

The Business’s reserves for environmental remediation liabilities totaled $22.3 and $21.2 at December 31, 2014 and 2013, respectively. Of those totals, $3.7 has been classified as “Accrued liabilities” in the Combined and Consolidated Balance Sheet as of December 31, 2014, with the remaining portion classified as “Environmental liabilities.” These amounts are in addition to the Business’s asset retirement obligations discussed in Note 6, “Asset Retirement Obligations,” and represent the most probable costs of remedial actions. The Business estimates the costs related to currently identified remedial actions will be paid out primarily over the next 10 years.

The following is a summary of the changes in the Business’s accruals for environmental liabilities:

	For the years ended December 31,
	2014	2013	2012
Balance at the beginning of the period	$21.2	$19.9	$20.9
Revisions and liabilities incurred	1.6	—	(1.0)
Translation and other charges	(0.5)	1.3	—
Balance at the end of the period	$22.3	$21.2	$19.9

Legal Proceedings

On July 11, 2014, certain subsidiaries of Aleris comprising the Business were named in a civil complaint by the Boilermaker-Blacksmith National Pension Fund (the “Pension Trust”) for withdrawal liability from a multi-employer pension plan in the amount of $4.2 plus accrued interest. On November 4, 2014, the Pension Trust voluntarily dismissed the complaint with prejudice.

In addition, the Business is party to routine litigation and proceedings as part of the ordinary course of business and does not believe that the outcome of any existing proceedings would have a material adverse effect on its financial position, results of operations or cash flows. The Business has established accruals for those loss contingencies, including litigation and environmental contingencies, for which it has been determined that a loss is probable; none of such loss contingencies is material. Except as disclosed above, for those loss contingencies, including litigation and environmental contingencies, which have been determined to be reasonably possible, an estimate of the possible loss or range of loss cannot be determined because the claims, amount claimed, facts or legal status are not sufficiently developed or advanced in order to make such a determination. While the Business cannot estimate the loss or range of loss at this time, it does not believe that the outcome of any of these existing proceedings would be material to its financial position, results of operations or cash flows.

10.	STOCK-BASED COMPENSATION

Certain employees of the Business participated in the Aleris Corporation 2010 Equity Incentive Plan (the “2010 Equity Plan”). Accordingly, selling, general and administrative expenses allocated from the Parent include stock-based compensation expenses associated with the 2010 Equity Plan that have been allocated directly to the Business for stock-based compensation expense attributable to executives of the Business, and allocated using the allocation methodology described in Note 1, “Basis of Presentation” for stock-based compensation expense attributable to other corporate executives.

Stock options, restricted stock units and restricted shares have been granted under the 2010 Equity Plan to certain members of senior management of the Parent and other non-employee directors of the Parent. All stock options granted have a life not to exceed ten years and vest over a period not to exceed four years. New common shares are issued upon stock option exercises from available common shares. The restricted stock units and restricted shares also vest over a period not to exceed four years.

A summary of stock option activity of the Parent for the year ended December 31, 2014 is as follows:

Service-based options	Options	Weighted average exercise price per option	Weighted average remaining contractual term in years	Weighted average grant date fair value
Outstanding at January 1, 2014	3,308,286	$24.34		$9.41
Granted	1,007,533	27.20		14.29
Exercised	(15,969)	21.35		10.47
Forfeited	(224,565)	28.25		13.37
Outstanding at December 31, 2014	4,075,285	$24.84	6.4	$10.40
Options vested and expected to vest at December 31, 2014	3,968,390	$24.75	6.3	$10.28
Options exercisable at December 31, 2014	3,033,765	23.78	5.6	8.95

The range of exercise prices of options outstanding at December 31, 2014 was $16.78 - $47.58.

Because the Parent does not have historical stock option exercise experience excluding former option holders that have terminated employment, which would provide a reasonable basis upon which to estimate the expected life of the stock options granted during the years ended December 31, 2014, 2013 and 2012, the Parent has elected to use the simplified method to estimate the expected life of the stock options granted, as allowed by SEC SAB No. 107, and the continued acceptance of the simplified method indicated in SEC SAB No. 110.

The Black-Scholes method was used by the Parent to estimate the fair value of the stock options granted. Under this method, the estimate of fair value is affected by the assumptions included in the following table. Expected equity volatility was determined based on historical stock prices and implied and stated volatilities of the Parent’s peer companies. The following tables summarize the significant assumptions used to determine the fair value of the stock options granted and the weighted average expected life and grant date fair values during the years ended December 31, 2014, 2013 and 2012:

	For the years ended December 31,
	2014	2013	2012
Risk-free interest rate	2.0%	1.1% - 1.6%	0.8% - 1.0%
Equity volatility factor	55%	41%	55%
Dividend yield	0%	0%	0%

	For the years ended December 31,
	2014	2013	2012
Weighted average expected option life in years	6.0	3.6	6.0
Weighted average grant date fair value	$14.29	$10.68	$24.47

A summary of restricted stock units and restricted shares activity for the Parent for the year ended December 31, 2014 is as follows:

Restricted Stock Units and Restricted Shares	Shares	Weighted average grant date fair value
Outstanding at January 1, 2014	189,009	$35.54
Granted	345,764	27.17
Vested	(87,251)	33.64
Forfeited	(28,607)	31.71
Outstanding at December 31, 2014	418,915	$29.09

The fair value of shares vested during the years ended December 31, 2014, 2013 and 2012 was $2.9, $2.8 and $2.8, respectively. The weighted average grant date fair value of restricted stock units and restricted shares granted during the years ended December 31, 2014, 2013 and 2012 was $27.17, $34.65 and $48.00, respectively.

Total stock-based compensation expense allocated from the Parent and included in “Selling, general and administrative expenses” in the Combined and Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012 was $3.9, $4.8 and $4.2, respectively.

11.	EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plans

The Parent’s and RANA’s defined contribution plans cover substantially all of the Business’ U.S. employees. The plans provide employer matching contributions as well as an age and salary based contribution. The match of employees’ contributions under defined contribution plans and supplemental employer contributions for the years ended December 31, 2014, 2013 and 2012 were as follows:

	For the years ended December 31,
	2014	2013	2012
Business’s match of employee contributions	$1.2	$1.3	$1.3
Supplemental employer contributions	0.4	0.4	0.4

Defined Benefit Pension Plans

The Business sponsors three defined benefit pension plans for its German employees. The plans are based on final pay and service, but some senior officers are entitled to receive enhanced pension benefits. Benefit payments are financed, in part, by contributions to a relief fund which establishes a life insurance contract to secure future pension payments (which represents a level 2 measurement within the fair value hierarchy). However, the plans are substantially unfunded under German law. The unfunded accrued pension costs are covered under a pension insurance association under German law if RAEU is unable to fulfill its obligations.

The components of the net periodic benefit expense for the years ended December 31, 2014, 2013 and 2012 are as follows:

	For the years ended December 31,
	2014	2013	2012
Service cost	$0.9	$1.0	$0.7
Interest cost	1.5	1.5	1.5
Amortization of net loss	0.2	0.5	—
Expected return on plan assets	(0.1)	(0.1)	(0.1)
Net periodic benefit cost	$2.5	$2.9	$2.1

The changes in projected benefit obligations and plan assets during the years ended December 31, 2014 and 2013, using a period-end measurement date, are as follows:

	December 31,
	2014	2013
Change in projected benefit obligations
Projected benefit obligation at beginning of period	$41.1	$40.4
Service cost	0.9	1.0
Interest cost	1.5	1.5
Actuarial loss (gain)	13.2	(2.2)
Benefits paid	(1.0)	(1.0)
Translation and other	(6.1)	1.4
Projected benefit obligation at end of period	49.6	41.1
Change in plan assets
Fair value of plan assets at beginning of period	4.2	3.3
Employer contributions	1.7	1.6
Actual return on plan assets	(0.1)	—
Benefits paid	(1.0)	(1.0)
Translation and other	(0.7)	0.3
Fair value of plan assets at end of period	4.1	4.2
Net amount recognized	$45.5	$36.9

The following table provides the amounts recognized in the Combined and Consolidated Balance Sheet as of December 31, 2014 and 2013:

	December 31,
	2014	2013
Accrued pension benefits	$(45.5)	$(36.9)
Amounts recognized in accumulated other comprehensive loss (before tax) consist of:
Net actuarial loss	$(18.4)	$(7.1)
Amortization of net actuarial loss expected to be recognized during next fiscal year (before tax):
Amortization of net actuarial loss	$(1.2)
Additional Information
Accumulated benefit obligation	$43.1	$36.2

Projected employer contributions for 2015	$1.6

Plan Assumptions. The Business is required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. The Business’s objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds.

The assumptions used to determine benefit obligations are as follows:

	For the years ended December 31,
	2014	2013	2012
Discount rate	2.2%	3.9%	3.7%
Rate of compensation increase	3.0%	3.0%	3.0%

The assumptions used to determine the net periodic benefit cost for the years ended December 31, 2014, 2013 and 2012 are as follows:

	For the years ended December 31,
	2014	2013	2012
Discount rate	3.9%	3.7%	4.9%
Expected return on plan assets	3.0%	3.5%	4.0%
Rate of compensation increase	3.0%	3.0%	3.0%

Expected Future Benefit Payments. The following benefit payments for the Business’s pension plans, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

	2015	2016	2017	2018	2019	2020 — 2024
Expected future benefit payments	$1.0	$1.1	$1.2	$1.3	$1.3	$8.2

12.	SEGMENT AND GEOGRAPHIC INFORMATION

The Business reports two operating segments (each of which is considered a reportable segment): RANA and RAEU. The operating segments are based on the organizational structure that is used by the Business’s chief operating decision maker to evaluate performance, make decisions on resource allocation and for which discrete financial information is available. See Note 1, “Basis of Presentation,” for information about each segment’s operations.

The accounting policies of the reportable segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” The Business’s measure of profitability for its operating segments is referred to as segment income and loss. Segment income and loss includes gross profits, segment specific realized gains and losses on derivative financial instruments, segment specific other income and expense, segment specific selling and general and administrative (“SG&A”) expense. Segment income and loss excludes provisions for and benefits from income taxes, restructuring items, depreciation, unrealized and certain realized gains and losses on derivative financial instruments, corporate general and administrative costs, gains and losses on asset sales, gains and losses on intercompany receivables and certain other gains and losses. There are no intersegment sales and there are no assets that have not been allocated to the reportable segments.

Reportable Segment Information

The following table shows the Business’s revenues, segment income and other selected financial information for each of its reportable segments:

	RANA	RAEU	Total
Year Ended December 31, 2014
Revenues from external customers	$963.5	$516.9	$1,480.4
Revenues from related parties	7.6	33.3	40.9
Total revenues	971.1	550.2	1,521.3
Segment income	72.1	21.5	93.6
Segment assets	327.7	194.3	522.0
Payments for property, plant and equipment	19.8	12.1	31.9
Year Ended December 31, 2013
Revenues from external customers	$932.1	$532.6	$1,464.7
Revenues from related parties	6.3	28.5	34.8
Total revenues	938.4	561.1	1,499.5
Segment income	61.2	18.3	79.5
Segment assets	303.4	193.4	496.8
Payments for property, plant and equipment	23.4	14.0	37.4
Year Ended December 31, 2012
Revenues from external customers	$940.2	$570.8	$1,511.0
Revenues from related parties	7.3	31.1	38.4
Total revenues	947.5	601.9	1,549.4
Segment income	63.2	27.1	90.3
Payments for property, plant and equipment	44.3	11.4	55.7

Reconciliations of segment income to the Business’s income before income taxes are as follows:

	For the years ended December 31,
	2014	2013	2012
Total segment income	$93.6	$79.5	$90.3
Unallocated amounts:
Depreciation and amortization	(25.6)	(21.6)	(15.8)
Selling, general and administrative expenses allocated from Parent	(28.2)	(28.5)	(33.5)
Unallocated (losses) gains on derivative financial instruments	(2.6)	0.8	1.5
Unallocated currency exchange (losses) gains	(0.6)	(0.7)	0.4
Other expense, net	(5.3)	(5.2)	(3.3)
Income before income taxes	$31.3	$24.3	$39.6

Geographic Information

The following table sets forth the geographic breakout of the Business’s revenues (based on customer location) and long-lived tangible assets (net of accumulated depreciation):

	For the years ended December 31,
	2014	2013	2012
Revenues
United States	$754.3	$726.9	$723.2
International:
Europe	550.2	561.1	601.7
Mexico and Canada	216.8	211.5	224.3
Other	—	—	0.2
Total international	767.0	772.6	826.2
Total revenues	$1,521.3	$1,499.5	$1,549.4

	December 31,
	2014	2013
Long-lived tangible assets
United States	$110.4	$107.0
International:
Europe	62.1	63.7
Mexico and Canada	20.7	20.3
Total international	82.8	84.0
Total long-lived tangible assets	$193.2	$191.0

13.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents the components of “Accumulated other comprehensive loss” in the Combined and Consolidated Balance Sheet, which are items that change equity during the reporting period, but are not included in earnings:

	Total	Currency translation	Pension
Balance at January 1, 2012	$(2.4)	$(1.4)	$(1.0)
Current year currency translation adjustments	2.1	2.4	(0.3)
Recognition of net actuarial losses	(7.7)	—	(7.7)
Deferred tax benefit on pension liability adjustments	2.5	—	2.5
Balance at December 31, 2012	(5.5)	1.0	(6.5)
Current year currency translation adjustments	1.1	1.5	(0.4)
Recognition of net actuarial gains	2.1	—	2.1
Amortization of net actuarial losses	0.5	—	0.5
Deferred tax expense on pension liability adjustments	(0.8)	—	(0.8)
Balance at December 31, 2013	(2.6)	2.5	(5.1)
Current year currency translation adjustments	(11.2)	(13.2)	2.0
Recognition of net actuarial losses	(13.5)	—	(13.5)
Amortization of net actuarial losses	0.2	—	0.2
Deferred tax benefit on pension liability adjustments	3.3	—	3.3
Balance at December 31, 2014	$(23.8)	$(10.7)	$(13.1)

A summary of reclassifications out of accumulated other comprehensive loss for the years ended December 31, 2014 and 2013 is provided below:

	For the years ended December 31,
Description of reclassifications out of accumulated other comprehensive loss	2014	2013
Amortization of defined benefit pension items:
Amortization of net actuarial losses, before tax(a)	$0.2	$0.5
Deferred tax benefit on pension liability adjustments	(0.1)	(0.1)
Losses reclassified into earnings, net of tax	$0.1	$0.4

(a)	This component of accumulated other comprehensive loss is included in the computation of net periodic benefit expense (see Note 11, “Employee Benefit Plans,” for additional detail).

14.	SUPPLEMENTAL INFORMATION

Supplemental cash flow information is as follows:

	For the years ended December 31,
	2014	2013	2012
Non-cash financing activity associated with lease contracts	$2.9	$2.5	$0.6
Non-cash activity associated with asset retirement obligations	—	—	2.1

15.	RELATED PARTY TRANSACTIONS

The Business sells products to and purchases products from certain Aleris subsidiaries in which it does not have a controlling interest. Such sales totaled $40.9, $34.8 and $38.4 for the years ended December 31, 2014, 2013 and 2012, respectively, and consisted of supplying Aleris’s rolled products operations with ingot made from recycled aluminum. Such purchases totaled $55.0, $55.1 and $54.4 for the years ended December 31, 2014, 2013 and 2012, respectively and consisted of scrap aluminum and dross generated by Aleris’s rolled products operations.

Selling, general and administrative expenses in the Combined and Consolidated Statement of Operations includes allocated costs from Aleris for services and support functions totaling $28.2, $28.5 and $33.5 for the years ended December 31, 2014, 2013 and 2012, respectively. These costs relate primarily to Aleris’s corporate managerial and administrative services provided to the Business. Although it is not practicable for the Business to estimate what such costs would have been if it had operated as a separate entity, it considers that such allocations have been made on a systematic and reasonable basis, but may not necessarily be indicative of the costs of the Business had it operated as a separate entity during the periods presented.

At December 31, 2014 and 2013, payables to related parties included in “Accounts payable” were $0.6 and $0.3, respectively, and consist of obligations to other Aleris entities that were settled for cash. Additionally, the fair value of derivatives entered into with Aleris RM, Inc. as of December 31, 2014 and 2013 include derivative assets presented in “Prepaid expenses and other assets” of $0.3 and $0.4, respectively, and derivative liabilities presented in “Accrued liabilities” of $2.5 and $0.0, respectively.

Through February 27, 2015, substantially all of the legal entities comprising the operations of RANA were guarantors of the indebtedness under the revolving credit facility and senior notes issued by Aleris International, Inc., a direct subsidiary of the Parent. These legal entities, along with other guarantor subsidiaries of Aleris International, Inc., had fully and unconditionally guaranteed, on a joint and several basis, to pay principal and interest related to the notes. RANA’s guarantee of the notes was automatically and unconditionally released and discharged on February 27, 2015.

As of December 31, 2014, the Business was the beneficiary of approximately $10.1 of letters of credit secured under the credit facility of Aleris International, Inc.

16.	SUBSEQUENT EVENTS

In accordance with the authoritative guidance for subsequent events, the Business has evaluated subsequent events through June 29, 2015, the date these combined and consolidated financial statements were available to be issued, in order to ensure that the statements include appropriate disclosure of events both recognized in the combined and consolidated financial statements as of December 31, 2014, and events which occurred subsequent to December 31, 2014 but were not recognized in the combined and consolidated financial statements.

On February 27, 2015, the Business was acquired by Real Industry pursuant to the terms of the purchase and sale agreement, dated October 17, 2014, amended on January 26, 2015 and further amended on February 26, 2015, by and among Real Industry and certain of its subsidiaries (collectively, the “Buyers”), and the Parent, Aleris International, Inc., Aleris Holding Canada Limited, Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Dutch Aluminum C.V. and Aleris Deutschland Vier GmbH Co KG (collectively, the “Sellers”) (the “Purchase Agreement”). The Buyers acquired the Business for a purchase price of $525.0, comprised of $500.0 in cash and $25.0, or 25,000 shares, of Real Industry Series B Preferred Stock, subject to working capital delivered. In connection with the closing, the Buyers and Sellers entered into a transition services agreement, under which the Sellers will provide certain customary post-closing transition services, including information technology services, treasury services, accounts payable, cash management and payroll, credit/collection services, environmental services and human resource services, to the Business, for periods ranging from three to twenty-four months following closing.  Real Alloy Holding, Inc. (“RAH”) became the direct parent of the Business at closing.

On January 8, 2015, SGH Escrow Corporation (“SGH Escrow”), a subsidiary of the Buyer, completed an offering of $305.0 aggregate principal amount of Senior Secured Notes in a private offering (the “Notes Offering”) to qualified institutional purchasers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Secured Notes were issued pursuant to an indenture, dated as of January 8, 2015 (the “Indenture”) between SGH Escrow, Real Alloy Intermediate Holding, LLC (“RAIH”), and Wilmington Trust, National Association, as trustee and notes collateral trustee (the “Trustee”). SGH Escrow consummated the Notes Offering on January 8, 2015 and deposited the proceeds of the Notes Offering into escrow pending the closing of the acquisition of the Business.  On February 27, 2015, in connection with the closing of the acquisition of the Business, the remaining conditions to the release of the funds from escrow were satisfied, and SGH Escrow was merged with and into RAH, with RAH as the surviving corporation. RAH and certain subsidiaries, RAIH, and the Trustee entered into a First Supplemental Indenture with respect to the Senior Secured Notes (including the guarantee therein) (the “Supplemental Indenture”), pursuant to which RAH assumed all of the obligations of SGH Escrow under the Senior Secured Notes and the Indenture, and RAIH and certain subsidiaries of RAH guaranteed the Senior Secured Notes. The Senior Secured Notes and related guarantees are secured by first priority security interests in the fixed assets of RAH, RAIH and the subsidiary guarantors and by second priority security interests in certain other collateral of RAH, RAIH and the subsidiary guarantors.

On February 27, 2015, Real Alloy Recycling, Inc. (“RA Recycling,” a subsidiary of RAH) for itself and as representative of other borrowers, and Real Alloy Canada Ltd. (“RA Canada,” an affiliate of RAH) entered into a Revolving Credit Agreement with General Electric Capital Corporation (“GE Capital”), for itself as a lender, letter of credit issuer, and swingline lender and as agent for all lenders and Wintrust Bank, as a lender (the “Revolving Credit Agreement”), that provides a $110.0 senior secured revolving asset-based credit facility. Under the Asset-Based Facility, GE Capital has committed to lend $95.0, and Wintrust Bank has committed to lend $15.0. A portion of the proceeds of the Asset-Based Facility were used to fund the acquisition of the Business, and additional proceeds of the Asset-Based Facility will be used for working capital and general corporate purposes. GE Capital may syndicate the Asset-Based Facility to additional lenders. The Asset-Based Facility expires on October 17, 2018, 90 days prior to the maturity date of the Senior Secured Notes.

The Asset-Based Facility is divided into two sub-facilities, a US sub-facility (the “US Subfacility”), which includes an $11.0 swing line sub-facility, and a Canadian sub-facility (the “Canadian Subfacility”). The Asset-Based Facility also includes a $25.0 letter of credit sub-facility, of which $5.0 can be used for letters of credit for RA Canada. The borrowing base under the Asset-Based Facility will be determined based on eligible accounts receivable and eligible inventory of the Business formed in the United States (in the case of the US Subfacility) and eligible accounts receivable and eligible inventory of the Business formed in Canada (in the case of the Canadian Subfacility). US dollar denominated loans under the US Subfacility will bear interest, at the borrowers’ option, either (i) at 1, 2, 3 or 6-month interest periods at LIBOR, or (ii) the Base Rate (as defined below), in each case plus a margin based on the amount of the excess availability under the Asset-Based Facility. The Base Rate is equal to the greater of (a) the US Prime Rate (as defined in the Revolving Credit Agreement), (b) the US Federal Funds Rate plus 50 basis points, and (c) the sum of LIBOR plus a margin based on the amount of the excess availability under the Asset-Based Facility. Canadian dollar denominated loans under the Canadian Subfacility will bear interest, at the borrowers’ option, either (i) at 1, 2, 3 or 6-month interest periods at an average Canadian interbank rate, or (ii) floating at the greater of the Canadian prime rate or the average 30-day Canadian interbank rate plus 1.35%, in each case plus a margin based on the amount of the excess availability under the Asset-Based Facility. Events of default will trigger an increase of 2.0% in all interest rates. Interest will be payable monthly in arrears.

Also on February 27, 2015, Aleris Recycling (German Works GmbH), a German affiliate of the Business (“RA Germany”), entered into a factoring agreement with GE Germany providing a nonrecourse factoring facility to RA Germany with a maximum financing amount of €50.0. A portion of the proceeds of the Factoring Facility were used to fund the acquisition of the Business, additional proceeds of the Factoring Facility will be used to satisfy RA Germany’s obligations with respect to its customers, and any additional proceeds will be used to provide for working capital and general corporate purposes. The Factoring Facility provides for purchases by GE Germany of eligible receivables from RA Germany, which are subject to certain limitations and eligibility requirements to be determined in the reasonable discretion of GE Germany based on the relevant account debtor creditworthiness and reliability. The Factoring Facility expires on January 15, 2019. The interest rate applicable to funds borrowed against the Factoring Facility is the three-month EURIBOR (daily rate) fixed on the last business day of a month for the following month, plus 1.65%. Factoring and administrative fees also apply.